Exhibit 99.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AGIOS PHARMACEUTICALS, INC.

Inducement Performance Stock Unit Agreement

Inducement Grant Pursuant to Nasdaq Stock Market Rule 5635(c)(4)

NOTICE OF GRANT

This Inducement Performance Stock Unit Agreement (this “Agreement”) is made as of the Agreement Date between Agios Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and the Participant.

I.	Agreement Date

Date:	[_________], 2023

II.	Participant Information

Participant:	Tsveta Milanova
Participant Address:	[Address on File with Company]

III.	Grant Information

Grant Date:	[_________], 2023
Number of Performance Stock Units:

IV.	Vesting Table

Vesting Date	Number of Performance Stock Units that Vest
Upon achievement of the performance goals set forth on Schedule 1 attached hereto (“Schedule 1”).	100%

This Agreement includes this Notice of Grant and the following Exhibit, which is expressly incorporated by reference in its entirety herein:

Exhibit A – General Terms and Conditions

Schedule 1 – Performance Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

AGIOS PHARMACEUTICALS, INC. Name:	PARTICIPANT Name:
Title:

Inducement Performance Stock Unit Agreement

Inducement Grant Pursuant to Nasdaq Stock Market Rule 5635(c)(4)

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Award of Performance Stock Units.

In connection with the commencement of the Participant’s employment with the Company, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement, an award with respect to the number of performance stock units (the “PSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each PSU represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon vesting of the PSUs, subject to the terms and conditions set forth herein.

2. Inducement Grant.

The PSUs were granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2013 Stock Incentive Plan or any equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

3. Vesting.

(a) The PSUs shall vest in in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”).

(b) Upon the vesting of the PSUs, the Company will deliver to the Participant, for each PSU that becomes vested, one share of Common Stock, subject to the payment of any withholding taxes pursuant to Section 7. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

4. Forfeiture of Unvested PSUs Upon Cessation of Service.

(a)

Except as otherwise provided in this Agreement or an effective written employment, separation, or other agreement between the Participant and the Company, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the PSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested PSUs or any Common Stock that may have been issuable with respect thereto. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

5. Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any PSUs, or any interest therein. The Company shall not be required to treat as the owner of any PSUs or issue any Common Stock to any transferee to whom such PSUs have been transferred in violation of any of the provisions of this Agreement. Notwithstanding the foregoing, the Board may permit or provide for the gratuitous transfer of the PSUs by the Participant to or for the benefit of any immediate family member, family trust, or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be able to use a Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of the Common Stock subject to the PSUs to such proposed transferee; provided, however, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of this Award Agreement. References herein to “Participant” shall include references to authorized transferees. For the avoidance of doubt, nothing in this Section 5 shall prohibit a transfer of the option to the Company.

6. Rights as a Shareholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the PSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the PSUs.

7. Tax Matters.

(a)

Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of PSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the PSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the PSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, or the “Code,” is available with respect to PSUs.

(b)

Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the PSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Exhibit A attached hereto (the “Durable Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8. Adjustments for Changes in Common Stock and Certain Other Events.

(a)

Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and the share and per-share provisions of the PSUs shall be equitably adjusted by the Company (or substituted PSUs may be made, if applicable) in the manner determined by the Board.

(b)	Reorganization Events.

(i) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(ii) Consequences of a Reorganization Event.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to the PSUs (or any portion thereof) on such terms as the Board determines (except to the extent specifically provided otherwise in this Agreement or another agreement between the Company and the Participant): (i) provide that the PSUs shall be assumed, or substantially equivalent PSUs shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) provide that the PSUs shall become realizable, or deliverable, or restrictions applicable to the PSUs shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to the PSUs held by the Participant equal to the number of shares of Common Stock subject to the vested portion of the PSUs (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) reduced by any applicable tax withholdings, in exchange for the termination of the PSUs, (iv) provide that, in connection with a liquidation or dissolution of the Company, the PSUs shall convert into the right to receive liquidation proceeds (net of any applicable tax withholdings) and (v) any combination of the foregoing.

(B) Notwithstanding the terms of Section 8(b)(ii)(A), in the case of outstanding PSUs that are subject to Section 409A of the Code the Board may only undertake the actions set forth in clauses (ii), (iii) or (iv) of Section 8(b)(ii)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the PSUs pursuant to clause (i) of Section 8(b)(ii)(A), then the unvested PSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 8(b)(ii)(A)(i), the PSUs shall be considered assumed if, following consummation of the Reorganization Event, the PSUs confer the right to receive pursuant to the terms of the PSUs, for each share of Common Stock subject to the PSUs immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the settlement of the PSUs to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(b)	Change in Control Events.

(i) Definition. A “Change in Control Event” shall mean:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, or the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or

(B) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Grant Date of this Award or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, no event shall constitute a Change in Control Event unless such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(ii) Consequences of a Change in Control Event. Notwithstanding Section 8(b), upon a Change in Control Event (regardless of whether such event is a Reorganization Event), the following provisions apply.

(A) Unless otherwise provided in an effective written employment, separation, or other agreement between the Participant and the Company, if (i) in connection with a Change in Control Event, any unvested PSUs, to the extent outstanding immediately prior to such Change in Control Event, are assumed or continued, or a new award is substituted for such PSUs by the acquiring or succeeding corporation (or an affiliate thereof) in accordance with the provisions of Section 8(c)(ii)(B) below, and (ii) at any time within the eighteen (18)-month period following the Change in Control Event, the Participant incurs a termination of Participant’s services to the Company due to death, disability, or a Covered Termination (as defined in the Participant’s written employment agreement), such termination hereinafter called a “Good Leaver Termination”, the PSUs (or the award substituted for the PSUs), to the extent then outstanding but not then vested, will automatically vest in full at the time of such Good Leaver Termination. If in connection with a Change in Control Event the then unvested PSUs are not assumed, or a new award is not substituted for such PSUs by the acquiring or succeeding corporation (or an affiliate thereof) in accordance with the provisions of Section 8(c)(ii)(B) below, the PSUs, to the extent outstanding immediately prior to such Change in Control Event but not then vested, will automatically vest in full upon the consummation of such Change in Control Event.

(B) For purposes of Section 8(c)(ii)(A)(i), the PSUs shall be considered assumed if, following consummation of the Change in Control Event, the PSUs confer the right to receive pursuant to the terms of the PSUs, for each share of Common Stock subject to the PSUs immediately prior to the consummation of the Change in Control Event, the consideration (whether cash, securities or other property) received as a result of the Change in Control Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Change in Control Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Change in Control Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the settlement of the PSUs to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Change in Control Event.

9. Miscellaneous.

(a)

No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the PSUs is contingent upon his continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company, except to the extent specifically provided otherwise.

(b)

No Rights As Stockholder. Subject to the provisions of this Agreement, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to the PSU until becoming the record holder of such shares.

(c)

Amendment. The Board may amend, modify or terminate this Agreement, including but not limited to, substituting therefor another PSU of the same or a different type and changing the date of exercise. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under this Agreement or (ii) the change is permitted under Section 8 of this Agreement. No amendment that would require stockholder approval under the rules of the Nasdaq Stock Market shall be made effective unless and until the Company’s stockholders approve such amendment.

(d)

Acceleration. The Board may at any time provide that this PSU shall become immediately vested in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(e)

Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to this Agreement until (i) all conditions of this Agreement have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(f)

Administration by Board of Directors. This Agreement will be administered by the Board. The Board shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Agreement as it shall deem advisable. The Board may construe and interpret the terms of the Agreement. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on the Participant.

(g)

Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers with respect to this Agreement to one or more committees or subcommittees of the Board (a “Committee”). All references in the Agreement to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority have been delegated to such Committee.

(h)

Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Participant pursuant in connection with his employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting this Agreement) agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of his “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits hereunder are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(i)

Participant’s Acknowledgements. The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

(j)

Limitations on Liability. Notwithstanding any other provisions of this Agreement, no individual acting as a director, officer, employee or agent of the Company will be liable to the Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this Agreement, nor will such individual be personally liable with respect to this Agreement because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this Agreement has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Agreement unless arising out of such person’s own fraud or bad faith.

(k)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

I hereby acknowledge that I have read this Agreement and understand and agree to comply with the terms and conditions of this Agreement.

PARTICIPANT ACCEPTANCE

Annex A

AGIOS PHARMACEUTICALS, INC.

DURABLE AUTOMATIC SALE INSTRUCTION

This Durable Automatic Sale Instruction is being delivered to Agios Pharmaceuticals, Inc. by the undersigned on the date set forth below.

I hereby acknowledge that Agios has granted, or may in the future from time to time grant, to me performance stock units (“PSUs”) and/or restricted stock units (“RSUs”).

I acknowledge that upon the vesting dates applicable to any such PSUs or RSUs, I will have compensation income equal to the fair market value of the shares of Agios common stock subject to the PSU or RSU that vest on such date and that Agios is required to withhold income and employment taxes in respect of that compensation income on the applicable vesting date.

I desire to establish a process to satisfy such withholding obligation in respect of all PSUs and RSUs that have been, or may in the future be, granted by Agios to me through an automatic sale of a portion of the shares of Agios common stock that would otherwise be issued to me on each applicable vesting date, such portion to be in an amount sufficient to satisfy such withholding obligation, with the proceeds of such sale delivered to Agios in satisfaction of such withholding obligation.

I understand that Agios has arranged for the administration and execution of equity incentive programs and the sale of securities thereunder pursuant to an Internet-based platform administered by a third party, which is referred to herein as the “Administrator,” and the Administrator’s designated brokerage partner. Upon any vesting of my PSUs or RSUs from and after the date of this Durable Automatic Sale Instruction, I hereby appoint the Administrator to automatically sell such number of shares of Agios common stock issuable with respect to my PSUs or RSUs that vest as is sufficient to generate net proceeds sufficient to satisfy Agios’s minimum statutory withholding obligations with respect to the income recognized by me upon the vesting of the PSUs or RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and Agios shall receive such net proceeds in satisfaction of such tax withholding obligation.

I agree to execute and deliver such further documents, instruments and certificates as may reasonably be required by the Administrator in connection with the sale of the shares pursuant to these automatic sale instructions.

By signing below, I hereby represent to Agios that, as of the date hereof, I am not aware of any material nonpublic information about Agios or its common stock. I have structured these automatic sale instructions to constitute a “binding contract” relating to the sale of common stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

Print Name:

Company Confidential

Schedule 1

Performance Vesting Criteria for PSUs

The PSUs shall vest as to the number of PSUs corresponding to each Performance Goal, in each case as set forth in the table below, and in each case solely upon certification by the Company’s Compensation & People Committee of achievement of the applicable Performance Goal. If the applicable Performance Goal has not been achieved by the applicable Performance Date set forth in the table below, the corresponding number of PSUs shall be forfeited and the Participant will no longer have any rights with respect thereto. The Participant must be employed on the date of certification of the achievement of the applicable Performance Goal by the Compensation & People Committee in order for the corresponding PSUs to vest.

Performance Goal	Weight		Shares		Performance Date
[**]	[	**]	[	**]	[	**]
[**]	[	**]	[	**]	[	**]